Exhibit 10.44

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE SUCH INFORMATION (I) IS NOT MATERIAL, (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED, AND (III) IS THE TYPE OF INFORMATION THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL.

PRIVATE INSTRUMENT OF RECIPROCAL ASSUMPTION OF

OBLIGATIONS, COMMERCIAL REPRESENTATION AND OTHER AGREEMENTS

By this instrument, the Parties:

POTÁSSIO DO BRASIL LTDA, a limited liability company registered with the National Register of Legal Entities of the Ministry of Economy - CNPJ/ME under No. 10.971.768/0001-66, headquartered in the city of Manaus, State of Amazonas, at Rua Rio Içá, No. 310, 1st floor, room 105, municipality Nossa Senhora das Graças, Zip Code 69.053-100, herein represented in the form of its Articles of Organization (“PDB”); and

AMAGGI EXPORTAÇÃO E IMPORTAÇÃO LTDA, a limited liability company registered with the National Register of Legal Entities of the Ministry of Economy - CNPJ/ME under No. 77.294.254/0001-94, headquartered in the city of Cuiabá, capital of the State of Mato Grosso, at Avenida André Antonio Maggi, No. 303, Alvorada, Zip Code 78.049-080, herein represented by its Articles of Organization (“AMAGGI”).

PDB and AMAGGI when jointly designated, hereinafter “PARTIES” and, when individually and indistinctly designated, hereinafter “PARTY”.

WHEREAS:

I.

PDB is a company in the mining segment, being the holder of 05 (five) mining rights granted by the National Mining Agency - ANM, which, once the respective mining ordinance is published, will enable the Company to carry out mining activities, processing and commercialization of potassium chloride (“PRODUCT”), whose main characteristics are defined in ANNEX A, and, in this matter, PDB is developing a project for the exploration of a sylvinite mine, located in the Municipality of Autazes, State of Amazonas (“PROJECT”);

II.

The PROJECT is an enterprise under development by PDB and, for the time being, is not operational, however PDB, after the accomplishment of studies, analyses and projections of technical character, all of them elaborated in accordance with the best techniques and market practices, concluded that the PROJECT has a reserve with production capacity presented in its PAE - Economic Utilization Plan, of approximately 2,400,000 (two million four hundred thousand) tons of PRODUCT per year, making up a total quantity of proven reserves in accordance with the Economic Utilization Plan submitted and approved, via an order in the Electronic Information System, by the National Mining Agency on 12/18/2020 for the process 880.407/2008 and on 12/14/2020 for the other processes numbers 880.094/2019, 880.095/2019, 880.096/2019 and 880.097/2019;

III.

The PROJECT under development by PDB contemplates the construction and operation, by PDB, of an industrial park with production capacity of, approximately, 2,400,000 (two million and four hundred thousand) tons of PRODUCT per year, as well as a port terminal, at the margins of Madeira River, in the Municipality of Autazes/AM, for the outflow of the referred production via the Madeira-Amazonas river, and it is certain that the conception contemplates the best social and environmental practices, seeking to create benefits to the local communities, as well as foreseeing the development of its activities with observance of the highest environmental standards and norms;

IV.

PDB, in the course of the development and operation of the PROJECT, shall obtain and maintain in good standing all licenses and permits corresponding to and applicable to the PROJECT, pursuant to Clause 6 below;

V.

PDB is interested in contracting out some of the necessary activities and strategic to the operation of the PROJECT and, in this regard, the PARTIES have initiated negotiations with a view to certain commercial agreements between them, with commercial representation of PDB by AMAGGI (without prejudice to the definition in the first clause below, hereinafter the “SERVICES”);

VI.

The Parties also execute, on this date, the Commercial Commitment for the Acquisition of Products and Other Agreements, whereby, among other agreements (a) PDB undertakes to sell to AMAGGI and AMAGGI undertakes to purchase from PDB, in a binding and irreversible manner, certain annual volumes of PRODUCTS, set forth therein; and (b) PDB undertakes, also on a binding and irreversible manner, to grant commercial discounts by way of REBATE on the sale of PRODUCTS to AMAGGI, all on the terms and conditions set forth in said instrument (“ACQUISITION COMMITMENT”);

VII.

AMAGGI is a company of Brazilian capital, that integrates a conglomerate of companies acting in several countries, among others, in the agribusiness segment, notably in the origination and export of agricultural commodities and in the import of inputs to the agricultural production and its resale to third parties and, in this sense, agrees to provide said SERVICES to PDB, according to the conditions and rules agreed herein; and

VIII.

The exclusivity right set forth in this CONTRACT consists in a premise agreed upon by the Parties since the beginning of the conception of their commercial relationship regarding the commercial representation, regardless of the existence of any other applicable conditions, and was determinant to AMAGGI’s decision to enter into this instrument.

It is hereby mutually agreed that this Private Instrument of Reciprocal Assumption of Obligations, Commercial Representation and Other Agreements (“CONTRACT”), which shall be governed by the clauses and conditions set forth below, according to:

CLAUSE 1. OBJECT

1.1.     Subject to the terms and conditions of this instrument, the object of this CONTRACT is the rendering of commercial representation and advisory services for the potassium chloride market, both in Brazil (“SERVICES”), by AMAGGI to PDB, on an exclusive basis (subject to Clause 2 below), during the entire period of validity of this instrument, for commercialization of all the PRODUCT extracted from the mining and industrial complex of PDB in the Municipality of Autazes/AM (“AUTAZES MINE”), all for the remuneration set forth in Clause 2 below, and in accordance with the clauses, obligations and conditions established in this CONTRACT.

1.2.     As part of the provision of the SERVICES herein agreed upon, AMAGGI shall work together with agricultural producers, trading companies and other potential buyers of the PRODUCT, whether or not in AMAGGI’s current relationship (“BUYER”), in order to commercialize it, acting on behalf of PDB. The development and provision of the SERVICES will occur according to the following rules:

(a)	AMAGGI, as the quality of PDB’s commercial representative, will work together with the BUYERS of the PRODUCT in order to commercialize it.

(b)

The SERVICES shall be provided in compliance with PDB’s Potassium Trading Policy at in Annex 1.2(b)(i), the PDB Pricing Policy in Annex 1.2(b)(ii) and the PDB Credit Policy in Annex 1.2(b)(iii)1. Annexes 1.2(b)(ii) and 1.2(b)(iii) shall be prepared and made available by the PDB at least 1 (one) year prior to the COMMERCIAL OPERATING START DATE, as defined below. PDB will inform AMAGGI of any updates to the policies in Annexes 1.2(b)(i), 1.2(b)(ii) and 1.2(b )(iii), subject to Clause 3.1. The policies in Annexes 1.2(b)(i), 1.2(b)(ii) and 1.2(b)(iii) shall include at least: (i) the corresponding prices for the sale of the PRODUCT; (ii) the information and conditions relating to freight and other logistical aspects; and (iii) the payment terms accepted by PDB.

(c)

As AMAGGI proceeds with the confirmation of the PRODUCT purchase order from any BUYER, then AMAGGI, by its commercial area (whose contact details will be informed in due course) shall promptly inform PDB of such commercialization, forwarding by electronic file to the responsible area, vendas@potassiodobrasil.com.br, the purchase order (“PURCHASE ORDER”) duly formalized by the BUYER.

(d)

Once the PURCHASE ORDER is received, the PDB shall proceed to the evaluation (or confirmation) of the potential BUYER’s credit, the availability of the PRODUCT and the availability of the logistics for delivery of the PRODUCT to the BUYER within the schedule contained in the PURCHASE ORDER, accepting or not the commercial operation, declaring this condition until 5:00 pm. (five pm) (GMT-4) of the 5th (fifth) business day counted from the date of receipt of the PURCHASE ORDER. The PDB can only reject an ORDER OF BUYER for a justified, reasonable and relevant reason, including, without limitation, the unavailability of sufficient quantity of PRODUCT or logistic means to meet the PURCHASE ORDER, for any reason, or if the potential BUYER does not meet the criteria and rules of this CONTRACT that would be applicable to them, such as credit quality, integrity and compliance with ESG obligations, also as applicable).

(e)

From the approval date of the PURCHASE ORDER, under the terms and conditions set forth above, PDB shall, at its sole expense, make the delivery of the PRODUCT, with the issuance of all applicable operational, fiscal, regulatory and other documents. For the avoidance of doubt, AMAGGI will not be responsible for any aspects concerning the PRODUCT other than its commercialization, thus not being liable for credit risk, receivables, guarantee of the PRODUCT, default, operational aspects, logistics and any other.

(f)

Throughout the term of this CONTRACT, PDB undertakes to maintain a customer service channel on its website (https://www.potassiodobrasil.com.br/), through which BUYERS, as purchasers of the PRODUCT, as well as any third parties who will use the PRODUCT, may submit questions, complaints and suggestions. Without prejudice, PDB undertakes to keep AMAGGI informed of any eventualities and contingencies that may hinder or delay any delivery of the PRODUCT sold in any commercial operation in relation to the deadlines originally stated in a PURCHASE ORDER, so that AMAGGI may, if questioned by any BUYER, provide the relevant justifications.

(g)

PDB and AMAGGI agree to maintain, throughout the term of this CONTRACT, policies, rules and procedures for the treatment and protection of personal data and information related to the BUYERS and other third parties with whom they have any relationship, exempting one PARTY from any losses, doubts, litigations, complaints, fines, assessments and any other events of litigation and contingencies related thereto.

1.3.     AMAGGI must provide the SERVICES set forth herein with its own means, manpower, experience and know-how, observing the possibility of subcontracting indicated in Clause 8, being responsible for all the costs and expenses, which are: (a) travel costs of AMAGGI’s employees and subcontractors, which it allocates in the provision of the SERVICES, their travel, accommodation, car renting, equipment and any other means that are used by such employees in the provision of the SERVICES; and (b) costs and expenses related to facilities and physical structures, as well as costs for contracting telecommunications structures and other equipment, which are borne by AMAGGI for the provision of the SERVICES. Except as otherwise expressly provided in this CONTRACT, AMAGGI declares and warrants that the REMUNERATIONS comprise all and any costs of any nature incurred by AMAGGI or any subcontractors or suppliers in the performance of the SERVICES, including the taxes incurred, the cost of AMAGGI personnel and any third parties involved in the provision of the SERVICES, expenses based on social and labor legal requirements, including additional payments for hazardous duty and others due to such personnel for the provision of the SERVICES under this CONTRACT. Without prejudice, PDB is obliged to give, free of charge, during the whole period of validity of this CONTACT, an adequate space, in its facilities, for the performance of AMAGGI representatives in the rendering of the SERVICES.

1.4.     Commercialization Abroad. The PARTIES agree that the rules set forth herein are fully applicable to sales of the PRODUCT made in Brazil and abroad. However, any marketing of PRODUCT overseas may only occur under the terms of PDB’s trading policy in Annex 1.2(b)(i), as modified or updated from time to time.

1.4.1.     Subject to the provisions of Clause 1.4 above, if the PRODUCT is sold to buyers abroad, AMAGGI will be entitled to all the fees set forth in Clause 2, applying, in any event, to such sales, the rules, clauses and conditions agreed upon in this CONTRACT.

1.5.     AMAGGI pledges to use its technical, marketing and commercial knowledge to provide the SERVICES according to what is established in this CONTRACT. The obligations here assumed by AMAGGI are not “result obligations”, but “means obligations”, subject to market variables, competition variables, logistic factors and others, with which PDB hereby expressly agrees.

CLAUSE 2. COMPENSATION

2.1.     For the services provided under this CONTRACT, AMAGGI shall be entitled to the following remuneration (each, hereinafter, a “COMPENSATION” or collectively, the “COMPENSATIONS”):

2.1.1.     Ordinary Compensation. For providing the SERVICES set forth in this CONTRACT, AMAGGI will receive from PDB, as a commission, the amount corresponding to [***]% ([***] percent) of the gross sales value of the PRODUCT commercialized within the scope of this CONTRACT, in accordance with the commercialization values contained in the price table practiced at the moment of the formalization of each PURCHASE ORDER during the term of this CONTRACT (“ORDINARY COMPENSATION”).

2.1.2.     Compensation for Non-Exclusive Sales. AMAGGI acknowledges that PDB may make sales of the PRODUCT (by itself and/or by any agents or third parties) without the intermediation of AMAGGI to any third party, such sales being considered “Non-Exclusive Sales”. Without prejudice to other compensation provided for in this CONTRACT, and taking into account the exclusivity established by this instrument, the PARTIES agree that, despite the exclusivity, if any Non-Exclusive Sales occurs, at any time, AMAGGI shall receive a compensation in the amount of [***]% ([***] percent) of the gross value of each Non-Exclusive Sale, as consideration, this remuneration will be paid under the same terms and conditions established in this CONTRACT (COMPENSATION FOR NON-EXCLUSIVE SALES”).

2.1.3.     PDB undertakes not to sell, directly or through any third party, any quantities of the PRODUCT to AMAGGI’s relationship costumers, being certain that, in case PDB does so, it must pay AMAGGI, for each sale so made, the total amount of the ORDINARY COMPENSATION on those said sales, as a compensatory penalty clause, and nothing else will be due to AMAGGI, in any way, as a result of such sales of PRODUCT by PDB.

2.1.4.     For clarification purposes, in the case of any sales of PRODUCT to members of the AMAGGI GROUP, the REBATE provided for in the ACQUISITION COMMITMENT shall not be taken into account for purposes of calculating the amount of COMPENSATION due to AMAGGI in connection with such sales. Thus, said COMPENSATION will always be calculated based on the gross sales price of the PRODUCTS.

CLAUSE 3. PRICE AMENDMENT AND OTHER CONDITIONS

3.1.     Throughout the term of this CONTRACT, in the event PDB intends to make modifications to PDB’s Potassium Trading Policy set forth in Annex 1.2(b)(i), PDB’s Pricing Policy in Annex 1.2(b)(ii) or PDB’s Credit Policy in Annex 1.2(b)(iii), or in any commercial conditions applicable to the commercialization of the PRODUCT (term, foreign commercialization, possible interest, among others), then PDB shall submit these modifications to AMAGGI, in writing, at least seven (7) business days prior to the date set for the entry into force of the corresponding modification, in order to allow AMAGGI to schedule the necessary adjustments and its commercial planning.

3.2.     If the minimum period for the adaptation of the above mentioned policies is not met, with the prior notice given in the form and deadlines defined above, PDB will be obliged to practice the conditions of the policies prior to the update (thus honoring the respective commercialization during the period in question) until the seven (7) business days referred to above is elapsed, unless with the express agreement of AMAGGI in relation to the waiver of that notice.

CLAUSE 4. PAYMENT

4.1.     The amount of the COMPENSATION to be received by AMAGGI, both the ORDINARY COMPENSATION for the SERVICES provided under this CONTRACT as well as the COMPENSATION FOR NON-EXCLUSIVE SALES, will be calculated in accordance with the provisions of Clause 2 above and will be paid by PDB to AMAGGI on a monthly basis. By the 10th (tenth) day of each month, AMAGGI will issue the measurement report of the PRODUCT volumes sold and paid for in the previous month (“MEASUREMENT REPORT”), observing the terms of Clause 4.2, and will forward the document to the PDB for approval. After the approval of the MEASUREMENT REPORT by PDB, AMAGGI will be authorized to issue the invoice for payment. PDB will pay each invoice submitted by AMAGGI in accordance with the terms of this CONTRACT by crediting the bank account that AMAGGI will provide on each billing document. The deposit slip will serve as proof of payment for the purposes of this CONTRACT.

4.2.     For the purposes of calculating the SERVICES provided and the COMPENSATION due in each billing period, the PARTIES agree to observe the following procedures:

(a)

The MEASUREMENT REPORT will be prepared based on the PURCHASE ORDERS and the fiscal documents and records related to each sale. PDB is obligated to allow AMAGGI access to its books and accounting registers, in order to support the preparation of the statements and calculations established herein.

(b)

Once the MEASUREMENT REPORT is approved by PDB, AMAGGI shall issue in favor of PDB the fiscal documents related to the rendering of the SERVICES in that period. If the collection documents presented by AMAGGI are in good order (according to the accounting and fiscal laws and practices), the amount corresponding to the COMPENSATION due will be paid to AMAGGI within 30 (thirty) days from the date of presentation of the MEASUREMENT REPORT by AMAGGI.

(c)

If there is any disagreement between the PARTIES as to the amount of COMPENSATION due to AMAGGI in any period, then PDB shall make the payment of the uncontroversial amounts, in the terms and deadlines set forth in item “b” above, and the PARTIES, negotiating in good faith shall reach an agreement regarding the controversial amounts within seven (7) days from the presentation of the MEASUREMENT REPORT by AMAGGI. If they reach an agreement, the amounts due will be paid within 15 (fifteen) days from the date of the agreement.

(d)

On the other hand, after the period of seven (7) days has elapsed from the beginning of negotiations between the PARTIES without reaching an agreement in this regard, then the PARTIES shall, by mutual agreement, elect an accounting audit firm to prepare a report, whose result will be the amount corresponding to the COMPENSATION due, thus ending the controversy. The report from the independent accounting audit company must be presented within 45 (forty-five) days from the appointment of the independent expert and will replace the MEASUREMENT REPORT. If the PARTIES cannot reach an agreement of the independent accounting audit firm within 15 (fifteen) days from the end of the 7 (seven) day period set forth in item “c” above, the PARTIES may resort directly to the jurisdiction set forth in Clause 15.1. of this CONTRACT. The amount so calculated shall be paid by PDB to AMAGGI within 30 (thirty) days from the date of conclusion of the report referred to herein or within the period determined in a decision obtained in the form of Clause 15.1 of this CONTRACT, as the case may be. The costs of hiring an audit will be borne jointly by the PARTIES (50% for each of them).

4.3.     The taxes on the SERVICES set forth in this CONTRACT shall be borne, in conformity with the supervening of the corresponding taxable event, by the PARTY that is defined as the responsible taxpayer, under the terms of the current and applicable legislation. If the creation of new taxes on the SERVICES occurs, as well as if there is any change in the rates currently in effect, the PARTIES should negotiate in good faith, seeking to promote any necessary adjustments to the COMPENSATION, in order to restore the economic and financial balance of the service relationship established herein. For the purposes of this Clause, the term “taxes” includes any taxes, taxes, contributions, fees, and any other taxes, under the terms of the applicable legislation.

4.4.     Buyer Default: For purposes of clarity, the PARTIES agree that the payment of the respective COMPENSATION to AMAGGI under this CONTRACT is, in any event, conditioned upon PDB’s actual receipt of the portion of the consideration paid by the BUYER for the PRODUCT to which the compensation refers, and in case of partial payment of the price of the PRODUCT by the BUYER, AMAGGI’s COMPENSATION shall be calculated and paid based on the portion of the gross value actually paid by the BUYER to PDB.

CLAUSE 5. STATEMENTS AND WARRANTIES

5.1.     PDB’s Statements and Warranties: By this private instrument, PDB hereby represents and warrants to AMAGGI as follows:

(i)

Power and Authorization: PDB is a limited liability company duly organized under the laws of the Brazil’s Federative Republic, validly existing and in good standing under the said LAWS. PDB has the capacity, power, legitimacy and authority to (a) enter into this CONTRACT and all other documents and instruments related hereto, as set forth herein; (b) subject to obtaining the necessary licenses and authorizations to be issued by GOVERNMENTAL AUTHORITIES and to the commencement of commercial operation of the PROJECT, assume and timely comply with the obligations set forth in this CONTRACT and in the other documents and instruments related to the implementation of the operations contemplated herein, even if formalized after the present date, and (c) subject to obtaining the necessary licenses and authorizations to be issued by the GOVERNMENTAL AUTHORITIES and to the commencement of commercial operation of the PROJECT, consummate the operations herein established in the form, terms and conditions contemplated herein, having taken all necessary measures to authorize their execution. For the purposes of this CONTRACT, the term “LAW” means any law, statute, regulation, rule, ordinance, order, warrant, determination, decision, judgment, order (whether preliminary or interlocutory) or requirement made, promulgated, entered into or imposed by any GOVERNMENTAL AUTHORITY (as defined below), including any subsequent amendments thereto.

(ii)

Binding Effect: This CONTRACT and all other documents and instruments contemplated hereby, even if subsequently executed, constitute (or shall constitute as subsequently executed in the form required by this CONTRACT) legal, valid, enforceable and binding obligations of PDB, enforceable in accordance with its terms and conditions. Except as provided in Annex 5.1(ii), PDB has not been served with any process of a judicial nature or arbitration proceeding, or any investigation involving any GOVERNMENTAL AUTHORITY which, if decided adversely, could interfere with PDB’s ability to fulfill its obligations under this CONTRACT. For the purposes of this CONTRACT, “GOVERNMENTAL AUTHORITIES” means any judicial, legislative or executive authority (federal, state or municipal) or any subdivision, agency, department, judge, court (judicial or arbitral), commission, board, secretariat, administrative body or other respective governmental administrative or regulatory authority in Brazil, including, but not limited to, IBAMA, FUNAI, IPAAM, the National Mining Agency - ANM, the Ministry of Agriculture, Livestock and Supply - MAPA, the National Agency for Waterway Transport - ANTAQ, the Ministry of Infrastructure of Brazil, the Ministry of Infrastructure of Brazil, the Public Prosecutor’s Office (Federal or State), the Public Prosecutor’s Office of the Republic, States and Municipalities and the professional Councils that regulate professionals of any nature.

(iii)

No Violation and No Consent: The execution and performance of this CONTRACT and all other instruments contemplated hereby for the performance of PDB’s obligations herein provided, and the performance of the acts for which PDB is responsible, shall not result in the violation of or conflict with: (a) any LAWS to which PDB is subject; (b) any provision of PDB’s constitutional documents and/or any governance documents; (c) any decision rendered by any GOVERNMENTAL AUTHORITY to which PDB is subject; and (d) any obligations that the PDB has assumed to any third party, nor will they result in the imposition of any burdens, contingencies, administrative, judicial, arbitration proceedings and any obligations on the PDB. Except as provided in this CONTRACT (and assuming its effective receipt at the appropriate time), no authorization or order from or to any GOVERNMENT AUTHORITY is necessary or required, on this date and at the current stage of the implementation of the PROJECT, for the execution and full performance by PDB of this CONTRACT and the obligations hereunder. PDB declares that it will, in a timely manner, take all measures and perform all acts necessary to permit the full and timely performance of the obligations set forth in this CONTRACT and the obligations that are its responsibility in the development and operation of the PROJECT.

(iv)

Demands: Except as set forth in Annex 5.1(iv). there is no demand, of any nature (including, without limitation, labor, tax, civil, criminal, environmental, competition, criminal, administrative, regulatory or other claims) against PDB that (a) seeks to impeach or impede, alter, limit and/or materially delay the transactions contemplated hereby; and/or (b) impugns or contests the validity of this CONTRACT or any action taken or to be taken by PDB regarding to the terms of this CONTRACT; Similarly, PDB has not failed to comply with any agreement, decision, order, authorization, warrant, injunction or order of any GOVERNMENTAL AUTHORITY. There are no demands of any nature that may result in the revocation, annulment or any form of loss of licenses, especially those granted by the National Mining Agency - ANM.

(v)	ESG Issues: PDB holds all the authorizations required at this current stage of the PROJECT, all under applicable law to develop its business in good regularity. The PDB does not violate any human rights, does not use indigenous manpower (except in conformity with the applicable LAWS), child or slave labor, does not cause damage to the balance of the ecosystem, nor intervenes in areas that have a protected biome or ecosystem, in all cases without having obtained proper authorization from the GOVERNMENTAL AUTHORITIES to exercise its activities in such a place or without such intervention being in accordance with the terms of the LP - Preliminary License, the LI - Installation License and the LO - Operation License of the AUTAZES MINE enterprise to be obtained by the PDB. The PDB will not effect any intervention in inhabited areas (or in proximity in disagreement with the LAWS) by indigenous or traditional populations, without obtaining the due authorizations established in LAW to exert its activities in such places; the PDB does not effect any intervention in areas through illegal deforestation. PDB does not conduct mining and industrial activities in disagreement with the respective permits issued by ANM, in relation to which it is in compliance with all regulatory and environmental obligations, except for the provisions of Annex 5.1(v).

(vi)

Integrity and Best Practices: PDB, including through any employee, director, manager, agent, consultant or any other third party acting on its behalf and interest, (a) is acquainted with the legal provisions governing integrity good practices, notably with Law no. 12.846/2013 of the Federative Republic of Brazil, with the United Kingdom Bribery Act, with Canada’s Corruption of Foreign Public Officials Act and with the United States Foreign Corrupt Practices Act - FCPA (“ANTI-CORRUPTION LAWS”); (b) has not violated or violates any ANTI-CORRUPTION LAWS; (c) it is not aware of any criminal, civil or administrative investigations, indictments, inquests, accusations or proceedings for alleged violations of the ANTI-CORRUPTION LAWS, whether or not such violations may in any way impede performance of the CONTRACT (d) is not negotiating any type of agreement with GOVERNMENT AUTHORITIES regarding potential violations of the ANTI-CORRUPTION LAWS; (e) has adequate practices and policies to avoid noncompliance of the ANTI-CORRUPTION LAWS by its employees, directors, managers, agents, consultants or any third party with whom it maintains any type of relationship; (f) it maintains and has maintained internal accounting controls in line with the best market practices; (g) it has not performed and does not perform any activity that may be or has been classified as clandestine mining or illegal mineral extraction.

(vii)

Possession and Ownership of Assets: PDB represents and warrants that, prior to the commencement of commercial operation of the PROJECT, it will have peaceful possession (through contractual instruments or otherwise, provided that in accordance with applicable LAWS) and/or ownership of all fields where the PROJECT will be implemented.

(viii)

Accuracy of Representations: PDB represents and warrants that none of the information contained in the representations, warranties, obligations or agreements made by it hereunder contains any statement that is inaccurate, incorrect or does not correspond to reality as of this date.

5.2.     PDB’s Statements and Warranties: By this private instrument, PDB hereby represents and warrants to AMAGGI as follows:

(i)

Power and Authorization: AMAGGI is a limited liability company regularly incorporated under the Laws of the Brazil’s Federative Republic, validly existing and in good standing under said LAWS. AMAGGI has the capacity, power, legitimacy and authority to (a) execute this CONTRACT and all other documents and instruments related hereto, in the form established herein in order to carry out the operations contemplated herein; (b) assume and timely comply with the obligations set forth in this CONTRACT and in all other documents and instruments related to the implementation of the operations contemplated herein, even if formalized after the date hereof, for which it states and warrants that it has sufficient technical and commercial capacity; and (c) consummate the operations set forth herein in the form, terms and conditions contemplated herein, having taken all necessary measures to authorize their execution.

(ii)

Binding Effect: This CONTRACT and all other documents and instruments contemplated hereby, even if subsequently executed, constitute (or shall constitute as subsequently executed in the form required by this CONTRACT) legal, valid, enforceable and binding obligations of PDB, enforceable in accordance with its terms and conditions. AMAGGI has not been summoned or notified about the existence of any process of a judicial nature or arbitration proceeding, or any investigation involving any GOVERNMENTAL AUTHORITY which, if decided adversely, could interfere with AMAGGI’s ability to perform its obligations under this CONTRACT.

(iii)

No Violation and No Consent: The execution and performance of this CONTRACT and all other instruments contemplated hereby for the performance of PDB’s obligations herein provided, and the performance of the acts for which AMAGGI is responsible, shall not result in the violation of or conflict with: (a) any LAWS to which AMAGGI is subject; (b) any provision of constitutional documents and/or any governance documents of AMAGGI; (c) any decision rendered by any GOVERNMENTAL AUTHORITY to which AMAGGI is subject; and (d) any obligations that the AMAGGI has assumed to any third party, nor will they result in the imposition of any burdens, contingencies, administrative, judicial, arbitration proceedings and any obligations on the AMAGGI. Except for the amendment of AMAGGI’s corporate purpose and its registration in the class entities that regulate the commercial representation activities, which must be provided by AMAGGI before the beginning of the rendering of services, no other authorization, formality or order or any GOVERNMENTAL AUTHORITY is necessary or required for the celebration and full compliance of this CONTRACT and its obligations.

(iv)

Compliance with Laws: AMAGGI complies and shall comply, in its operations and throughout the term of this CONTRACT, with all LAWS, rules and regulations stipulated by any GOVERNMENTAL AUTHORITIES (as updated, amended or replaced) in particular (but without limitation), performs its activities in full and unrestricted compliance with applicable LAWS, rules and regulations, including those relating to environmental protection and decent work.

(v)

Demands: There are no demands, of any nature (including, but without limitation, of a labor, tax, civil, criminal, environmental, competition, criminal, administrative, regulatory or other nature) against AMAGGI that (a) seeks to impugn or impede, alter, limit and/or significantly delay the transactions contemplated hereby; and/or (b) impugns or contests the validity of this CONTRACT or any act performed or to be performed by AMAGGI under this CONTRACT; similarly, AMAGGI has not breached any agreement, decision, order, authorization, warrant, injunction or order of any GOVERNMENTAL AUTHORITY, as well as there are no demands of any nature that may impede the assumption of the obligations set forth herein.

(vi)

ESG Issues: In the performance of its operations, AMAGGI holds all licenses and authorizations required under the applicable legislation to operate and develop its business, and complies with all necessary conditions for the maintenance of its respective licenses in good regularity. AMAGGI does not violate any human rights, does not use child or slave labor, and does not harm the ecosystem balance.

(vii)

Integrity and Good Practices: AMAGGI, including through any employee, director, manager, agent, consultant or any other third party acting on its behalf and interest, (a) is familiar with the ANTI-CORRUPTION LAWS; (b) has not violated or violates any ANTI-CORRUPTION LAWS; (c) is not aware of any criminal, civil or administrative investigations, indictments, inquests, accusations or proceedings for alleged violations of the ANTI-CORRUPTION LAWS, whether or not such violations may in any way impede the performance of the CONTRACT(d) is not negotiating any type of agreement with GOVERNMENTAL AUTHORITIES regarding potential violation of the ANTI-CORRUPTION LAWS; (e) has adequate practices and policies to avoid non-compliance with the ANTI-CORRUPTION LAWS on the part of its employees, directors, managers, agents, consultants or any third party with whom it maintains any type of relationship; and (f) it maintains and has maintained internal accounting controls in line with the best market practices.

(viii)

Accuracy of Statements: AMAGGI represents and warrants that none of the information contained in the statements, warranties, obligations or agreements made by it hereunder contains any statement that is inaccurate, incorrect or does not correspond to reality as of this date.

CLAUSE 6. OBLIGATIONS OF THE PARTIES

6.1.     Without prejudice to the other obligations established in this CONTRACT, the obligations of AMAGGI are:

(i)	Comply, fully and timely, with all the obligations of its assignment under this CONTRACT and its Annexes.

(ii)	to provide PDB with the clarifications and information that are necessary to follow up the execution of the SERVICES, when requested, in order to meet the needs of PDB’s Sales Management.

(iii)	Carry out and present, jointly with PDB, the fiscal documentation in compliance with what is established in Clause 4 above.

(iv)	To issue the tax documentation related to the provision of the SERVICES, in the terms and conditions contained in the applicable LAWS.

(v)

Defend, indemnify and hold harmless PDB, its directors, officers, employees, assets and its affiliates, as the case may be, from and against any losses, disbursements, litigation, claims and contingencies, of any nature, suffered or incurred as a result of (a) any misrepresentation, insufficiency, omission, error or inaccuracy of any statement or warranty made by AMAGGI in this CONTRACT; and/or (b) partial or total non-fulfillment of any covenant or obligation assumed in this CONTRACT and/or provided by LAW, especially, without limitation, related to labor and social security obligations.

(vi)

Inform the PDB about any material events that make the statements and guarantees provided by AMAGGI in Clause 5.2 of this instrument untrue or incorrect, as well as any information that may adversely and negatively affect the provision of the SERVICES, within 5 (five) days from the date that AMAGGI became aware of such fact or event.

6.2.     Without prejudice to the other obligations set forth in this CONTRACT, the obligations of PDB are:

(i)	Comply, fully and timely, with all the obligations of its assignment under this CONTRACT.

(ii)	Carry out, on time and in full, all payments under this CONTRACT in favor of AMAGGI.

(iii)

Send a written notice (“MOBILIZATION ORDER”) to AMAGGI, 1 (one) year in advance of the expected beginning of the commercial operation of the AUTAZES MINE, indicating the date when it understands that the AUTAZES MINE will have the LO - Operation License, as well as all the necessary infrastructure for extraction of the PRODUCT from the AUTAZES MINE, its commercial production and respective outflow (“ENTRY INTO COMMERCIAL OPERATION” and “ENTRY INTO COMMERCIAL OPERATION DATE”). If the start of the commercial operation of the AUTAZES Mine is not verified on the ENTRY INTO COMMERCIAL OPERATION DATA and PDB does not obtain a supply of PRODUCT from third parties in order to comply with its obligations under this CONTRACT, AMAGGI may: (a) for a period of up to 6 (six) months from the ENTRY INTO COMMERCIAL OPERATION, charge PDB indemnity for loss and damages; and (b) as from the 7th (seventh) month from the ENTRY INTO COMMERCIAL OPERATION DATA, charge PDB indemnity for loss and damages in excess of the penalty amount, and terminate this CONTRACT, applying the penalty provided for in Clause 11.

(iv)

Guarantee that the whole PRODUCT is regularly supported by documents, licenses and authorizations foreseen in the LAWS, protecting, defending and indemnifying AMAGGI from any events, losses and contingencies of any nature that may be directly incurred, as well as indemnifying AMAGGI for any losses and expenses eventually suffered on account of non-compliance with what is established herein and of its responsibility.

(v)	Be responsible for all aspects related to the sold PRODUCT, from its extraction to the post-sale obligations, being responsible for credit analysis, payment of the taxes for which it is liable under the terms of the applicable LAWS levied on sales operations, as well as for collection, logistics (whether these activities are performed by PDB and/or any third party contracted by PDB), warranties and any other responsibilities related to the extraction, processing, commercialization and guarantee of the PRODUCT.

(vi)	Be responsible to clients of the PRODUCT, in the form of the customers legislation applicable at the place of its use.

(vii)

Defend, indemnify and exempt AMAGGI, its administrators, employees, assets and its affiliates, as the case may be, from and against any losses, disbursements, litigations, claims and contingencies, of any nature, suffered or incurred as a result of the breach, partial or total, of any covenant or obligation assumed in this CONTRACT and/or provided for in LAW, subject to the limits of liability set forth in this CONTRACT.

(viii)

Obtain and maintain in force the operating license (L.O.) of the PROJECT, as well as all licenses and authorizations necessary for its activities provided for in this CONTRACT, being granted to PDB the right, in good faith, before and after the beginning of commercial operation, to request the renewal of the necessary licenses in a timely manner, as well as the right to answer and/or appeal administrative decisions or judicial decisions related to this obligation, when applicable;, without this CONTRACT being characterized as a default (i) while such requests for renewal, answers or appeals are pending(ii) in case of a judicial decision that supersedes the absence of any license necessary for the operation of the PROJECT, or (iii) in cases where the PROJECT remains in operation, except as provided in Clause 11.

(ix)	Do not carry out any intervention in areas through illegal deforestation, nor carry out mining and industrial activities in disagreement with the respective grants issued by ANM.

(x)

PDB shall not commit any Serious Social-Environmental Noncompliance. “Serious Socio-Environmental Noncompliance” is understood to mean an act or omission that involves: (a) violating any human rights; (b) using indigenous labor (unless hired under official labor and social development programs, in accordance with applicable LAWS), child or slave labor; (c) causing damage to the balance(d) intervening in areas that have a protected biome or ecosystem, in all cases, without having obtained the proper authorization from the GOVERNMENTAL AUTHORITIES to carry out their activities in that location or provided that such intervention is in accordance with the terms of the LP - Previous License, and LI - Installation License and the LO - Operation License for the AUTAZES MINE enterprise to be obtained by PDB (e) make any intervention in areas inhabited (or in enough proximity to cause negative impacts) by indigenous or traditional populations, without obtaining the proper authorization in accordance with the applicable LAWS of such populations to exercise their activities in such locations.

(xi)

PDB shall inform AMAGGI of any material events that make the statements and assurances provided by PDB in Clause 5.1 of this instrument untrue, or incorrect or incomplete, as well as any relevant information that may adversely and negatively affect the PROJECT and its commercial operation, including, but not limited to, demands that may include PDB, and that may lead to the loss or non-obtaining of licenses relative to the PROJECT, within 5 (five) days from the date PDB became aware of such fact or event.

6.3.     The list of obligations of each of the PARTIES, presented above, does not diminish, exclude or modify any other obligations assumed by the PARTIES and from PARTY to PARTY, under the terms and conditions contained in this CONTRACT, which the PARTIES agree to comply with, fully and timely, all under the terms and conditions agreed upon herein.

CLAUSE 7. DEFAULT AND ITS PENALTIES

7.1.     Penalties for Delay in the Payment of the COMPENSATION: In case of PDB, as the contracting party of the SERVICES fail to pay any COMPENSATION due to AMAGGI, as its sales representative, and 2 (two) days after the due date of the payment obligation have elapsed, then the following charges and penalties shall be levied on the overdue and unpaid amounts: (a) a arrears penalty in the amount of 10% (ten percent) of the portion of the respective COMPENSATION due and unpaid; (b) updating of the amounts due and unpaid, by the positive variation of the Extended Consumer Price Index published Brazilian Institute of Geography and Statistics

(“IPCA”), calculated and incident since the default date until the effective payment date; and (c) default interest at the rate of 1% (one percent) per month (or fraction of a month) calculated and applied according to the pro rata criterion, from the due date until the date of effective and full payment, without prejudice to the prerogatives of AMAGGI, at its sole discretion, to promote judicial or extrajudicial collection of the amounts due, as well as to suspend the execution of the SERVICES if the delay in payment of the COMPENSATION continues for more than 30 (thirty) days.

7.2.     The penalties set forth in this Clause 7 are cumulative and not exhaustive, that means, the incidence of more than one penalty at the same time is allowed in the event of distinct triggering events. In addition, these penalties can be applied more than once, whenever an event of default subject to such penalties is characterized.

CLAUSE 8. ASSIGNMENT, TRANSFER AND SUBCONTRACTING

8.1.     The following rules of assignment, transfer and subcontracting fully apply to this CONTRACT and the rights and obligations hereunder:

(i)

Assignment or Transfer by AMAGGI: AMAGGI is hereby authorized by PDB to assign or transfer, in whole or in part, in any manner or form, any of the rights and obligations under this CONTRACT to persons of the AMAGGI GROUP, upon simple notice provided to PDB 10 (ten) calendar days prior to the intended date for the formalization of the assignment, and it shall remain jointly and severally liable for the compliance with all the obligations assumed in this CONTRACT. For the purposes of this CONTRACT, the “AMAGGI GROUP” shall be understood to mean AMAGGI’s parent company, its subsidiaries, affiliates, companies under common and/or shared control.

(ii)

Subcontracting of Services: AMAGGI, for operational reasons, may subcontract all or part of the SERVICES hereunder, being certain that (a) regarding to subcontracts or then partial assignments, AMAGGI may do so regardless of any formality or authorization, remaining jointly and severally liable for the fulfillment, by the subcontractor, of the obligations set forth herein; and (b) regarding the total assignment of the rights and obligations set forth herein, AMAGGI may do it as long as PDB expressly authorizes the referred subcontracting. In the hypothesis contemplated in item “b” above, AMAGGI must request the consent of PDB, in writing, at least 30 (thirty) days in advance of the date intended for subcontracting, being certain that the referred authorization cannot be denied except for a fair and reasonable reason. If PDB does not respond to such request within 20 (twenty) days from the date of such request, then AMAGGI will be authorized to proceed with such assignment.

(iii)

Assignment or Transfer by PDB: PDB is hereby authorized by AMAGGI to assign, transfer, pledge or grant in guarantee, in full or in part, this CONTRACT to national or foreign financial institutions solely for the purpose of structuring financial operations necessary for the implementation of the PROJECT.

8.2.     Except by common and prior written agreement between the PARTIES, no other hypothesis of assignment, subcontracting or transfer of the rights and obligations agreed to in this CONTRACT will be admitted, except for the hypotheses expressly listed herein, and provided that the formalities foreseen herein are observed.

CLAUSE 9. CONFIDENTIALITY

9.1.     The PARTIES agree to maintain confidentiality and not to disclose or make public the terms and conditions of this CONTRACT and any documents and agreements related hereto, for a period of 3 (three) years after termination of this CONTRACT, for any reason, without the prior consent of the other PARTY, except as expressly provided in this Clause. Furthermore, each of the PARTIES undertakes to treat as strictly confidential and not to disclose to any third party, and to cause its respective attorneys and consultants to treat as strictly confidential and not to disclose to any third party, any information related to the other PARTY which has come to their knowledge or knowledge as a result of the transactions contemplated by this CONTRACT, except any information which (a) is or becomes public knowledge without breach of the obligation of confidentiality under this Clause; (b) was already known to the receiving PARTY at the time of such disclosure by the other PARTY; or (c) was lawfully received by either PARTY from a third party not under any obligation of confidentiality to the other PARTY. For clarity purposes, in any events of IPOs, stock offerings, capital market operations, fundraising and any other similar events, where a PARTY intends to disclose any information of this CONTRACT (including its existence) to any third party, including any GOVERNMENTAL AUTHORITIES, said PARTY shall give prior notice to the other PARTY, at least 10 (ten) business days in advance, regarding to such disclosure and the material and information to be disclosed, but no consent shall be required.

9.2.     The PARTIES are fully responsible for the confidentiality to be observed, under the terms provided for herein, by their managers, employees and/or any third party that, by their indication, has had access to information about: (a) the terms and conditions of this CONTRACT and other related documents and information; and (b) the operations contemplated in this CONTRACT.

9.3.     The confidentiality obligation provided for herein shall not prevent the PARTIES from disclosing information to any GOVERNMENTAL AUTHORITY or any third party: (a) in the context of prior consent requests necessary for the execution of the SERVICES; and (b) in the terms and strict limits of any judicial or arbitral order given to them regarding this. In the event that either PARTY is required, as required by the relevant GOVERNMENT AUTHORITY or by applicable law, to disclose in full or in part any confidential information referred to in this Clause, such PARTY may do so without giving room for indemnification or liability. However, it shall in any event: (a) provide only that piece of information and documents that its advisors deem legally required, (b) make all necessary efforts to obtain assurances from those who requested such information/documents that confidential treatment will be given to them, and (c) notify the other PARTY promptly in writing of the need for a breach of confidentiality, enabling the other PARTY to take appropriate measures to protect the confidentiality of the information.

CLAUSE 10. UNFORESEEABLE CIRCUMSTANCES AND FORCE MAJEURE

10.1.     In the occurrence of any facts and/or events characterized and provided for in LAW, and according to Brazilian case law, as “unforeseeable circumstances” and/or “force majeure”, the PARTIES shall use their best efforts, by common agreement and in good faith, to minimize the consequences of such events on the provision of the SERVICES herein agreed.

10.2.     The PARTY initially affected by any unforeseeable circumstances and/or force majeure shall immediately communicate the supervening of such event to the other PARTY, so that the PARTIES may adopt joint measures seeking to minimize the effects of such events, always in good faith.

10.3.     In no event shall the occurrence of unforeseeable circumstances and/or force majeure events cause the termination of this CONTRACT, and the PARTIES shall suspend its execution until that the events at hand have been solved or, if this is not possible, they shall negotiate by mutual agreement and in good faith an alternative to the continuity of the contractual relationship established herein. In any case, the resumption of any operations (remobilization) at the end or minimization of the effects of unforeseeable events and/or force majeure shall occur in a scheduled and gradual manner, as agreed upon by common agreement between the PARTIES.

10.4.     For good order, the PARTIES hereby acknowledge that the failure to obtain, loss or suspension of any licenses and/or authorizations applicable to each of the PARTIES for the performance of their obligations hereunder, due to an amendment in Brazilian legislation, governmental amendment or act of public authorities of the legislative, executive and/or judicial branches shall be considered as an unforeseeable events or force majeure, and the provisions of Clause 10 above.

CLAUSE 11. TERMINATION FOR CAUSE

11.1.     Contract Rescission for Cause: Even taking into account its irrevocable and irreversible character this CONTRACT may be terminated (a) by either PARTY, in any event of material breach of the obligations of the opposing PARTY detailed in this CONTRACT, which, if subject to correction, is not solved within 15 (fifteen) days from receipt of notice from the innocent PARTY in this respect; (b) by any of the PARTIES, in the event of bankruptcy, judicial or extrajudicial court reorganization or insolvency of a PARTY; (c) by AMAGGI, in the event of a corporate reorganization of PDB, with the amendment of its direct or indirect control, without AMAGGI’s prior and express consent, except in the case of an IPO and listing of PDB’s shares or of its direct shareholder, Brazil Potassium Corp., governed by the laws of Ontario, Canada, and observed the restrictions in relation to countries subject to economic sanctions; (d) by AMAGGI, unilaterally, in the event of non-compliance by PDB (and/or any third party acting on its behalf and interest) with any of the obligations set forth in items “(ix)” and “(x)” of Clause 6.2, being certain that the rescission in this event will take place immediately, at the discretion of AMAGGI, and without the need for any notice or notification, observing, however, the provisions of items 11.1 . 1 and 11.1.2 below; (e) by PDB, unilaterally, in the event of Serious Environmental Default caused by AMAGGI (and/or any third party acting on its behalf and interest), it being certain that rescission in this event shall occur immediately, at AMAGGI’s sole discretion, and without the need for any notice or notification, subject however to the provisions of items 11.1.3 and 11.1.4 below; (f) by any of the PARTIES, in the event of non-compliance, by the other PARTY, with the integrity obligations set forth in Clause 11.2 below; or (g) unilaterally by AMAGGI, if the MOBILIZATION ORDER is not issued within 15 (fifteen) years from the date of this CONTRACT’s signature (“TERM LIMIT”).

11.1.1.     The right to rescind this CONTRACT pursuant to item “d” of the Clause 11.1 above may not be exercised while (i) any answer or appeal by the PDB against any decision or proceeding which impairs or may impair the performance and maintenance of any of the obligations referred to in items “(ix)” and “(x)” of Clause 6.2 of this CONTRACT, or (ii) any legal term for the filing of such an answer or appeal.

11.1.2.     If AMAGGI (by itself and/or by any companies of its economic group) proves the existence of a request made by any of its financing parties or strategic partners, demanding the rescission of this CONTRACT due to any fact related to the non-fulfillment by PDB of any of the obligations referred to in items “(ix)” and “(x)” of Clause 6.2 of this CONTRACT, under penalty of early termination of obligations held by AMAGGI (and/or any companies of its economic group) with such lenders or strategic partners, then AMAGGI shall have the right to immediately rescind this UNDERTAKING without observance of the provisions of Clause 11.1.1 above. In this case, PDB will not be subject to the payment of any penalty or indemnity to AMAGGI and AMAGGI will not be subject to the payment of any penalty or indemnity to PDB as a result of the rescission of this CONTRACT.

11.1.3.     The right to rescind this CONTRACT under the terms of item “e” of Clause 11.1 above may not be exercised while there is pending (i) any answer or appeal by AMAGGI to any decision or proceeding regarding Serious Social and Environmental Non-Compliance by AMAGGI, or (ii) any legal time limit for the filing of such an answer or appeal.

11.1.4.     If PDB (by itself and/or any companies of its economic group) proves the existence of a request made by any of its financing parties or strategic partners, demanding the rescission of this CONTRACT due to AMAGGI’s Serious Social and Environmental Non-Compliance, under penalty of early maturity of the obligations held by PDB (and/or any companies of its economic group) with such financing parties or strategic partners, then PDB shall have the right to immediately rescind this UNDERTAKING without observance of the provisions of Clause 11.1.3 above. In this case, AMAGGI will not be subject to the payment of any penalty or indemnity to PDB and PDB will not be subject to the payment of any penalty or indemnity to PDB as a result of the rescission of this CONTRACT.

11.2.     Subject to the provisions of Sections 11.1.2 and 11.1.4 above, rescission shall not affect the incidence of the penalties set forth in this CONTRACT and the obligation to indemnify the innocent PARTY for prejudices, losses and direct damages, given the irrevocable and irreversible nature of this CONTRACT.

CLAUSE 12. INTEGRITY AND ANTI-CORRUPTION LAWS

12.1.     The PARTIES declare to be aware that the ANTI-CORRUPTION LAWS make it illegal: (a) to offer, pay, promise or authorize the payment of any amount, gift or anything of value, including, but not limited to gifts, entertainment, advantages or any benefit, directly or indirectly, to a government agent, or third parties related to him/her; (b) to finance, fund, sponsor or in any way subsidize the practice of the aforementioned acts; (c) to use an interposed individual or legal entity to hide or dissimulate its real interests or the identity of the beneficiaries of the aforementioned acts; and (d) hinder investigation or inspection activities by public agencies, entities or agents, or intervene in their activities, including in the scope of the regulatory agencies and the inspection bodies of the national financial system.

12.2.     For purposes of accomplishing the subject matter of this CONTRACT, the PARTIES ensure that they will in no way violate or contribute to a violation of the ANTI-CORRUPTION LAWS.

12.3.     The PARTIES, in particular, undertake not to promise, offer or give, directly or indirectly, any undue advantage or anything of value to a government agent, or to third parties related to him/her, regarding to the performance of the subject matter of this CONTRACT or any other relationship involving the PARTIES, for any purpose or effect.

12.4.     Without prejudice to the other clauses, conditions, obligations and penalties set forth in this CONTRACT, in the event of an effective violation of the ANTI-CORRUPTION LAWS, the breaching PARTY shall be liable for the reimbursement of all eventual direct losses and damages caused to the non-breaching PARTY.

12.5.     If they become aware or suspect of: (a) any payment, offer, request or agreement to grant an undue advantage to a government agent, or its related third party, in order to obtain any benefit for one of the PARTIES, whether related to this CONTRACT or not; or (b) any event that may render inaccurate or incorrect the statements made by one of the PARTIES contained in this CONTRACT or made at any time during the term of this CONTRACT regarding to the ANTI-CORRUPTION LAWS, the PARTIES agree to inform each other immediately of the fact or suspicion to the best of their knowledge of the fact or suspicion.

12.6.     Any non-compliance with the ANTI-CORRUPTION LAWS, in any of its aspects, shall result in the immediate and motivated rescission of this instrument by the innocent PARTY, without prejudice to the penalties established in this CONTRACT and the reparation of the direct losses and damages caused to the non-breaching PARTY.

12.7.     Each of the PARTIES undertakes to observe the principles contained in the Codes of Ethics and Conducts of the other PARTY, as updated from time to time.

CLAUSE 13. APPLICABLE LAW

13.1.     This CONTRACT shall be governed by and construed in accordance with the LAWS of the Brazil’s Federal Republic.

CLAUSE 14. FORUM

14.1.     The PARTIES by common and reciprocal agreement elect the Central Court of the Judicial District of São Paulo/SP as the sole competent court to hear and resolve any doubts or disputes arising from the interpretation and execution of any of the clauses, conditions, rights and obligations set forth in this CONTRACT and in any documents related hereto, expressly waiving any other.

CLAUSE 15. FINAL PROVISIONS

15.1.     Liability: The liability of each PARTY under this CONTRACT is limited to the penalties provided for herein and to the indemnity for direct damages, it being expressly stipulated that none of the PARTIES shall be liable, under any circumstances, for loss of profits or indirect damages, such as loss of income, loss of revenue and loss of contract, loss of production, except in the case of willful misconduct, serious fault, fraud and/or noncompliance with provisions of a socio-environmental and integrity nature.

15.2.     Notices and Communications: All notices, communications, requests and other notices given from PARTY to PARTY under this CONTRACT shall be in writing and sent by e-mail or by registered or certified mail to the following addresses:

If for PDB:

[***]

If for AMAGGI:

[***]

15.3.     All notification, requests, and other notices shall be deemed given upon actual receipt or delivery, evidenced by written acknowledgment of receipt, confirmation, or other proof of actual receipt or delivery to the addresses listed above and in care of the representatives referred to therein. Any PARTY may, from time to time, by written notice delivered in the foregoing manner, designate another address or a different or additional person to whom all such notices or notifications shall be sent in the future.

15.4.     Specific Execution: The commitments and obligations assumed by each of the PARTIES in this CONTRACT allow for specific execution. To this purpose, the PARTIES recognize that this CONTRACT, duly signed by two witnesses, constitutes an extrajudicial execution instrument for all purposes and effects, in accordance with article 784, III, of the Brazilian Code of Civil Procedure.

15.5.     Entire Agreement, Irrevocability and Irretractability: This CONTRACT constitutes the entire agreement between the PARTIES with respect to its subject matter, superseding any and all prior agreements and understandings between the PARTIES, oral or written. This CONTRACT and the obligations set forth herein are contracted on an irrevocable and irreversible basis, not allowing for any type of repentance, rescission or cancellation, except in the cases of rescission expressly established herein.

15.6.     Excessive Burdens; Freedom of Consent: The PARTIES declare that the obligations assumed by this instrument (a) are fully equitable, as well as that they have and shall have, during the entire term of this CONTRACT, full capacity to fulfill these obligations, thus refraining from invoking, at any time, excessive burden in the performance of the same; and (b) were assumed by the PARTIES by full and unequivocal agreement, in existing in this contract any kind of defect of consent, duress, exercising the PARTIES’ freedom to contract, including having been assisted this PARTIES by their lawyers, consultants, accountants and technicians in this present agreement.

15.7.     Costs and Expenses: Each of the PARTIES shall be solely responsible for any and all costs and expenses it has incurred and may incur as a result of the contractual relationship established herein, including (but not limited to) taxes, expenses, costs with advisors, consultants and any others. not limited to) taxes, expenses, costs with advisors, consultants and any others, and there shall be no charge, request for reimbursement or sharing thereof, for any reason, unless expressly provided for in this CONTRACT.

15.8.     Liberality: If either PARTY tolerates any breach of any provision of this CONTRACT (and/or of any other documents related hereto), or omits to require compliance with any term or condition hereof, it shall not mean that it has released the other PARTY from its obligations assumed, nor shall the breach be deemed to have been cancelled. This shall not constitute a novation of the terms of this CONTRACT, nor shall it affect your rights, which may be exercised at any time.

15.9.     Amendments: Any amendment to this CONTRACT shall be valid only by means of a written instrument, duly executed by the PARTIES, which shall become an integral part of this CONTRACT for all purposes and effects.

15.10.     Invalidity: Any unenforceability or invalidity of any clause, item, obligation, term, condition or provision established under this CONTRACT may only be declared in court, by final condemnatory and/or declaratory judgment which has become final and unappealable, and even then it shall not affect the enforceability or the expiration date of the other clauses, items and provisions, except if the combination of its provisions results in that the will of the PARTIES would not have been to contract without the unenforceable or invalid provisions.

15.11.     Decoupling: It is not established under this CONTRACT, a bond of any nature, including, but not limited to, labor, environmental, regulatory and fiscal liability of AMAGGI to PDB, nor PDB’s liability to AMAGGI (nor any commitments in this regard), other than the provision of services bond established herein. Each PARTY shall exclusively bear the responsibilities attributable to them by LAW, including labor responsibilities of their respective employees and their respective environmental, integrity, regulatory and tax responsibilities. No partnership, association, agency, consortium, mandate or joint and several liability is created by this CONTRACT between the PARTIES, and the PARTIES are expressly prohibited from entering into any legal transactions on behalf of the other PARTY.

15.12.     Responsibility for Drafting the Clauses: The PARTIES have jointly participated in the negotiation and drafting of this CONTRACT, and the drafting and construction of the clauses provided for herein shall always be considered as a drafting jointly agreed upon by these PARTIES, in good faith, to express their mutual intent and purposes. In the event that an ambiguity or conflict in interpretation should arise, this CONTRACT shall be interpreted as such, i.e., as if drafted jointly by the PARTIES, and there shall be no presumption or burden of proof favoring or disfavoring any PARTY by virtue of the authorship of any provision contained herein.

15.13.     Term: This CONTRACT and the obligations set forth herein shall be effective as of this date, and shall remain in full force and effect for a period of 15 (fifteen) years after the date of unequivocal commencement of commercial operations of the PROJECT with sale of the PRODUCT to third parties. The PARTIES further establish that, due to its irrevocable and irreversible character, this CONTRACT may not be rescinded before its final term, except as authorized by this CONTRACT.

15.14.     Renewal Option: The PARTIES may jointly agree in writing, within 1 (one) year prior to the final term of this instrument, on the renewal of this CONTRACT for an additional period of 15 (fifteen) years from the end term date of this CONTRACT, established above.

15.15.     Data Protection: The PARTIES warrant that they perform and have performed, since the commencement of Law 13.709/2018 (“LGPD”), the processing of personal data in accordance with the LGPD and declare that: (a) store personal data in a secure and appropriate manner, in accordance with the applicable LAW; (b) follow a privacy policy and security procedures compatible with the type of personal data processed; (c) have appointed a controller, as determined by the applicable LAW; (d) make a record of the operations of the personal data processing; (e) have the consent of the owners of the personal data to carry out the processing or base each processing on any legal hypothesis provided by LAW; (f) only use personal data in a manner compatible with the purposes for which they are received (g) allow the personal data subjects to exercise their rights as provided by LAW; (h) ensure that technical and organizational security measures are used to protect the personal data against unlawful and unauthorized processing and against accidental leakage, destruction or damage; and(i) ensure that any employees or external service providers acting in conjunction with them in the performance of their services and who may have access to personal data comply with applicable laws on personal data protection.

15.16.     This CONTRACT is written in Portuguese, and its translation by a public translator has been authorized by the PARTIES. In case of any conflict, inconsistency, or divergence between these versions, the Portuguese language version will always prevail.

15.17.     Socio-environmental Aspects of the Project: The PARTIES declare and warrant that, during the entire term of this CONTRACT, they shall observe and comply with all LAWS of a social and environmental nature, being obligated to adopt effective environmental and social programs aligned with the applicable legal provisions pertinent to the activities of this CONTRACT. If, during the entire term of this CONTRACT, any of the PARTIES have indigenous labor, it will only be admitted through labor, employment, and income programs provided for and accepted by LAW, and in strict compliance with the norms, LAWS, and conventions of any nature applicable to labor and human and social development. Likewise, PDB declares and guarantees that the construction and operation of the PROJECT will be carried out with strict respect for the environment, and that its facilities have been conceived so as to cause the least possible environmental and social impact, which will be compensated in accordance with the provisions of LAW. No aspect of the PROJECT should be conceived or operated with damage or harm (even if potential) to the environment and the populations living there, except for the impacts foreseen and approved in the environmental licenses, to be compensated according to their terms. It will be an unconditional obligation of PDB to attend to the realization of an Indigenous Component Study - ECI regarding the region where the PROJECT will be built and the indigenous people who live there. The development and operation of the PROJECT by PDB shall further comply, in all aspects, with any LAW related to (i) occupational health and safety; (ii) combating prostitution and child labor; and (iii) slave labor. AMAGGI represents and warrants that all of its activities during the term of this CONTRACT shall also comply, in all aspects, with any LAW relating to (i) occupational health and safety; (ii) combating prostitution and child labor; and (iii) slave labor.

15.18.     Electronic Signatures: The PARTIES agree that this CONTRACT may be signed electronically, by the PARTIES and their respective witnesses, through any certified platform (such as the DocuSign platform) or using their personal electronic certificate, and that electronic signatures shall have the same expiration date as physical signatures. The PARTIES further acknowledge that the digital signature of this CONTRACT shall not prevent or in any way hinder its enforceability pursuant to Article 784, III of the Code of Civil Procedure, and they waive any right to claim otherwise. The PARTIES declare and acknowledge that the signatories are the legitimate representatives of the PARTIES and are empowered to enter into this Agreement.

And in witness whereof, the PARTIES sign this CONTRACT together with two witnesses for all legal purposes and effects.

Cuiabá/MT, September 29, 2022

By:	/s/ Adriano Viana Espeschit	Date:	September 29, 2022
POTÁSSIO DO BRASIL LTDA.

By:	/s/ Gunnar Nebelung	Date:	September 29, 2022
AMAGGI EXPORTAÇÃO E IMPORTAÇÃO LTDA.

Witnesses:

1.	/s/ Davidson Pereira Aquino	Date:	September 29, 2022

2.	/s/ Amanda Salgado de Barros	Date:	September 29, 2022

Annex A

KCL Commercialization Program PDB

1 – Introduction.

The COMMERCIALIZATION PROGRAM will be based on the calendar year, from January to December, considering the KCI Sales Trading Policy and the Commercial Purchase and Sales Agreement to be signed by PDB and clients with the coordination of AMAGGI, targeting sales of Potassium Chloride (KCl) from PDB’s Mine in Autazes - AM, in accordance with the KCl product specifications described in Chemical and Granulometric Composition.

The KCL selling price will be determined monthly, according to PDB’s Pricing Policy, so that they are competitive with the similar imported product, considering all the costs of internment in the consumption regions (clients and/or Final Costumer’s factory) in the established prices, according to this criterion, the due taxes will be included.

2 – Objective.

To provide the Commercialization of the KCl produced by PDB and Invoice the values corresponding to the volumes produced annually according to the ANNUAL PRODUCTION PROGRAM.

To this end, the PDB will define the annual volumes as well as the Pricing Policy to be practiced in the Commercialization for each year.

3 – Assumptions:

a) - KCl production according to forecast:

Year	20XX	20XX	20XX	20XX	20XX
Annual Production Tonnes	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX

b) - Annual Sales Plan - List of Clients and expected volumes to be presented by AMAGGI;

c) - Commercial Structure - to be presented by AMAGGI;

d) - KCl Chemical and Granulometric Composition, to be presented by PDB;

e) - Trading Policy (to be approved by the PDB Board of Directors);

f) - KCl Commercial Purchase and Sales Agreement (to be Approved by the PDB Board);

g) - KCl Purchasing and Withdrawal Program, to be prepared by AMAGGI;

h) - Model of Purchase Order (Simplified Contract) to be prepared by PDB;

i) - Price Policy / Price Table R$ / ton, to be presented by PDB;

j) - PDB Credit Policy to be developed by PDB;

k) - Sales and Invoicing Control System - ERP (to be developed by PDB);

l) - Electronic Sales System - via PDB’s site (electronic sales module, to be developed by PDB).

4 – Sales Planning Macro Flow.

AMAGGI shall submit a Sales Planning Flow in accordance with the below.

Annex A-1

4.1 – Volumes to be Commercialized.

At the end of each year, AMAGGI’s Commercial Management receives from PDB’s Production Management the annual production planning and the Marketing Strategy elaborated by PDB’s Commercial Management, in order to attend the involved parts: PDB and clients.

With this information, AMAGGI requests from registered clients, via e-mail or other customers relationship system, the annual volumes to be purchased as well as the monthly purchase intentions and respective destinations for the following year. Based on this survey with the clients, AMAGGI elaborates the annual sales programming - Annual Sales Plan and the Purchasing and Withdrawal Program.

4.2 – Commercial Purchase and Sale Agreement.

With the consolidation of the annual / monthly volumes for each client and taking in consideration the PDB Credit Policy, AMAGGI collects signatures with the clients of the KCl Commercial Purchase and Sale Agreement and sends to the Commercial Management of PDB to register in the Electronic Sales System in the PDB site, electronic sales module (to be developed by PDB).

4.3 – Registration PDB Sales System.

Based on the Annual Sales Plan, and through the ERP system, the PDB’s Commercial Management registers the Commercial Agreements in the PDB’s Sales and Invoicing Control System - ERP, that must be developed to attend the PDB’s Sales and Invoicing System. The Register will contain the CNPJ / client, item (product), commercial agreement, price list, and monthly agreed quantity, which are in the Purchasing and Withdrawal Schedule.

4.4 – Order Placement.

AMAGGI contacts the registered clients and executes the Commercialization Program agreed with PDB, requesting the placement of the Purchase Order (Simplified Contract), based on the KCI Commercial Purchase and Sale Agreement and the KCl Purchasing and Withdrawal Program, and sends to the Commercial Management of PDB for the register in the Electronic Sales System of PDB, electronic sales module (to be developed by PDB).

At this time, volume, product, form of payment (cash or installment), and the carrier for pickup are agreed upon. AMAGGI Commercial Management, together with the client, waits for the release of the Purchase Order (Simplified Contract) and, after approval, the Electronic Invoice and Shipment Schedule are issued.

Annex A-2

Annex 1.2(b)(i)

Potassium Chloride PDB 20XX Trading Policy

1 – INTRODUCTION

The COMMERCIALIZATION PROGRAM will be practiced by AMAGGI for the period from January to December/20XX, for the sales of Potassium Chloride (KCl) from the PDB Mine in Autazes - AM, according to the specifications described in Chemical Composition and Granulometry, hereinafter called PRODUCT.

PRICING The PRODUCT will be priced based on the competitiveness with the average spot cost of the similar imported KCl, from the main international suppliers, internally at the product mixing locations and/or Final Consumer and this pricing will be included in the COMMERCIAL AGREEMENT to be signed between the parties.

PURCHASING AND WITHDRAWAL PROGRAM. In order to accomplish this Trading Policy, AMAGGI must, sixty (60) days before the beginning of the PRODUCT Commercialization year, prepare a survey of the volumes to be commercialized by clients and their respective delivery locations, so that PDB can accomplish the Annual Sales Plan and the Purchasing and Withdrawal Program.

KCL COMMERCIAL PURCHASE AND SALES AGREEMENT. After surveying the annual / monthly volumes to be purchased by the clients, AMAGGI will sign this KCl Commercial Purchase and Sales Agreement with the registered clients.

CREDIT - For the purpose of releasing Credit, AMAGGI must gather all the information and documentation of the potential Buyers and their Respective Volumes, so that PDB can analyze the Credit release in accordance with PDB’s Credit Policy.

2 – SUPPLY

For the months of January to December/20XX, PDB will make available the monthly quantities agreed upon in the Purchasing and Withdrawal Program, prepared by AMAGGI with the potential clients it surveyed/researched, corresponding to each client. The released quantities will be agreed upon between the parties, through the KCl Commercial Purchase and Sales Agreement and operationalized through Monthly Purchase Orders (Simplified Contract).

PDB commits to ship the PRODUCT according to the schedule established in the Purchasing and Withdrawal Program, at its Mine in Autazes - AM, and/or Shipment Terminals to be informed by PDB.

The BUYER is obligated to purchase and withdrawal the PRODUCT on the dates, location and quantities established in the Purchasing and Withdrawal Program in accordance with the purchase orders issued monthly.

In the event that PDB determines a location other than the one contained in the previous paragraph for the Product’s withdrawal, PDB shall inform the Buyer, 60 (sixty) days in advance, so that the Buyer can arrange for the withdrawal of the purchased Product.

AMAGGI / BUYER will issue and present to PDB, on a monthly basis, the orders for the monthly quantities for each Client, which will total the ones registered in the Purchasing and Withdrawal Program, prepared in the form established in the “Order Form”, which is part of this Agreement.

After issuing the purchase order, the Buyer, with the follow up/control of AMAGGI will have a period of 30 (thirty) days to withdrawal the Product, at the place indicated by PDB.

This period, contained in the previous paragraph, will begin upon return of the request, duly signed by the legal representatives of the PDB. The return of the order must take place within 48 (forty-eight) hours from its activation.

The monthly quantities to be supplied may be reassessed, for more, under the terms of the agreement to be signed between the parties at PDB’s discretion, considering PRODUCT availability.

Annex 1.2(b)(i)-1

2.1.    SALES MODALITY

•	“FOT” sales Shipping Terminal to be defined by PDB and AMAGGI, from released quotas;

•	C+F” sales through specific negotiation;

•	“FOT” Sales Spot (no agreement);

•	“FOT” - Resourceful inside the truck at the Shipping Location; and

•	“C+F” - Cost and Freight.

2.2.    SALES CONDITIONS – According to PDB’s Credit Policy

2.2.1.     Sales with cash payments (in advance)

After the order is issued, the client will deposit the corresponding amount in an account to be defined by PDB, without which the product will not be shipped.

2.2.1.2.     Sales with short-term payment.

After the order is issued, the shipment will be released for loading, and the client must make payment within the month on a date to be agreed upon between the parties. This type of sale is conditioned to the commercial agreement to be signed between the parties, and upon credit approval by PDB’s Financial area.

2.2.2.     Sales with installment payments

Payment terms of 30, 60, 90 and 120 days will be granted from the date the application is issued to clients who obtain approved credits by meeting the guarantees required by PDB.

3 – EVENTUAL SALES CONDITIONS - SPOT

The eventual sales - SPOT with payments in cash (in advance) and in installments, will be treated between the parts at the moment of the purchase and its negotiation will be defined considering this trading policy and the PDB product availability.

For the case of payment on credit, in the SPOT mode, it will be granted only when there is interest from PDB, with stipulated guarantees and the maximum payment term will be variable depending on the purchase quantity.

4 – GENERAL

The PDB can, jointly with AMAGGI / the clients, develop other alternatives that allow the outflow of the products.

Delivery of products, on a consignment basis, will be made available depending on the level of Potassium Chloride stock and PDB’s Criteria Policy.

The withdrawal of the products will obey the daily shipping schedule, considering the volumes committed between PDB and AMAGGI / the Clients.

Any complaint about the quality of the product must be sent in writing, with chemical and/or granulometric analysis carried out by a specialized laboratory, no later than 7 (seven) days after product’s withdrawal.

No complaint will be accepted after the 7 days of delivery of the PRODUCT.

Once the differences are proven, PDB will be responsible, in agreement with the Buyer, to define forms of composition about the difference found in the PRODUCT, within a maximum period of 30 (thirty) days, from the date of verification.

Annex 1.2(b)(i)-2

In case of the hiring of independent inspectors be necessary to resolve any divergence between the PARTIES, such costs shall be paid by the requesting PARTY and, in the event that a divergence in specifications is proven, the Party that caused the divergence shall bear the costs.

The initiation of the above procedures will not extend, interrupt, or in any way jeopardize payments for the inspected PRODUCT.

Annex 1.2(b)(i)-3